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                                                                       EXHIBIT 5

                         Community Psychiatric Centers
                            5110 West Sahara Avenue
                            Las Vegas, Nevada 89102


                                 July ___, 1996



To Our Stockholders:

          On June 21, 1996 Community Psychiatric Centers' Board of Directors adopted a Stockholder Rights Plan that is intended to protect your interests in the event you and Community Psychiatric Centers are confronted with coercive takeover tactics.

          The Plan provides for a dividend distribution of Rights to purchase shares of a newly created series of Community Psychiatric Centers Preferred Stock. Under certain circumstances, the Rights could become exercisable to purchase Community Psychiatric Centers Common Stock, or securities of an acquiring entity, at one-half market value. The Rights may be exercised only if certain events occur. You are now the owner of one Right for each share of Community Psychiatric Centers Common Stock you own. The Plan has been adopted in order to strengthen the ability of the Board to protect your interests.

          We are attaching a summary description that outlines the principal features of the Plan, and we urge you to read the summary carefully. This letter reviews our reasons for issuing the Rights.

          NO ACTION BY STOCKHOLDERS IS REQUIRED OR PERMITTED AT THIS TIME, AND NO MONEY SHOULD BE SENT TO COMMUNITY PSYCHIATRIC CENTERS. THE RIGHTS WILL AUTOMATICALLY ATTACH TO THE SHARES OF COMMON STOCK YOU HOLD AND WILL TRADE WITH THEM. SEPARATE RIGHT CERTIFICATES WILL BE SENT TO STOCKHOLDERS ONLY IF A PERSON OR GROUP ACQUIRES 15% OR MORE OF COMMUNITY PSYCHIATRIC CENTERS' OUTSTANDING COMMON STOCK OR MAKES A TENDER OFFER FOR 15% OR MORE OF THE COMMON STOCK. COMMUNITY PSYCHIATRIC CENTERS COMMON STOCK CERTIFICATES ISSUED AFTER JULY 16, 1996 WILL CONTAIN A REFERENCE TO THE RIGHTS PLAN, BUT THERE IS NO NEED TO SEND IN YOUR CERTIFICATES TO HAVE THIS REFERENCE ADDED.

          The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to protect stockholders in the event of an unsolicited attempt to acquire the Company, including through an accumulation of Common Stock in the open market, a partial, two-tier or inadequate tender offer that does not treat all stockholders equally and other abusive takeover tactics which the Board of Directors believes are not in the best interests of stockholders. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their Common Stock. We consider these Rights to be a valuable means of protecting both your right to retain your equity investment in the Company and the full value of that investment, while not foreclosing a fair acquisition bid for the Company.

          The Rights are not intended to prevent a takeover of Community Psychiatric Centers and will not do so. They are designed to deal with the possibility of unilateral actions by hostile acquirors that could deprive the Board of Directors and stockholders of Community Psychiatric Centers of their ability to determine the Company's destiny and obtain the highest price for their Common Stock. Among the factors considered by the Board in adopting the Plan were the substantial amount of cash the Company
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has on its balance sheet due to the sale of Priory Hospitals Group, the
Company's United Kingdom operations, and the proposed spin-off of the Company's U.S. psychiatric operations to its stockholders.

          Adoption of the Plan should not by itself affect any prospective acquiror who is willing to make an all-cash offer at a full and fair price or who is willing to negotiate with the Company's Board of Directors. The Plan certainly will not interfere with a merger or other business combination transaction approved by the Board of Directors.

          The issuance of the Rights has no dilutive effect, will not affect reported earnings per share and is not taxable to the Company or to you. Stockholders may, under certain circumstances, recognize taxable income if the Rights become exercisable.

          Our overriding objective is to continue building value for Community Psychiatric Centers' stockholders, and we feel that the Plan will assist in that effort.


                                 Sincerely,



                                 [Name and Title of Executive Officer]


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